EXHIBIT 10.37
AMENDED AND RESTATED

PERFORMANCE-BASED COMPENSATION AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") between OPPENHEIMER HOLDINGS INC. ("Holdings") and ALBERT G. LOWENTHAL ("Lowenthal") is effective as of May 11, 2015, subject to, and conditioned upon, approval by Holdings' Class B Stockholders at the 2015 annual meeting. This Agreement is an amendment and restatement of the Amended and Restated Performance-Based Compensation Agreement, dated as of January 1, 2010, between Lowenthal and the Company (the "Prior Agreement") which was due to expire on May 11, 2015.
WITNESSETH:
WHEREAS, Lowenthal is employed by Oppenheimer & Co. Inc., a wholly-owned subsidiary of Holdings (the "Company"), and Holdings as their respective Chief Executive Officer and serves as Chairman of their respective Boards of Directors; and
WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors of Holdings (the "Board") has determined that it is in the best interests of the Company and Holdings to provide a portion of the compensation for Lowenthal's services during the Term hereof in a manner that aligns the compensation of Lowenthal with the performance of the Company and Holdings, the long-term interests of the stockholders of Holdings and the compensation paid to other chief executive officers of comparable financial service companies;
NOW, THEREFORE, in consideration of the premises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdings and Lowenthal agree as follows:
1. Definitions.
(a) Class A Stock means the Class A non-voting shares of Holdings
(b) Market Value of a share of Class A Stock as of a determination date means its closing price on the New York Stock Exchange on such date or, if such date is not a trading day, on the trading day next preceding such determination date.
(c) Performance Award means the written performance goal established with respect to a Performance Year pursuant to Section 2.
(d) Performance Award Amount means the amount of performance-based compensation determined pursuant to the terms of a Performance Award.
(e) Performance Year means a calendar year during the Term.
(f) Term means the period commencing on May 11, 2015 and ending on the date of the first stockholder meeting that occurs in the fifth year following the year in which the 2015 annual meeting of stockholders of Holdings occurs (i.e., the stockholder meeting occurring in 2020).
2. Performance Awards.
On or before the 90th day of each Performance Year, the Committee shall establish a written performance goal (the "Performance Award") with respect to such Performance Year. Such Performance Award shall be in the form of a written formula pursuant to which the Performance Award Amount shall be determined based upon the degree of attainment in such Performance Year of targets expressed in terms of one or more of the factors set forth on Exhibit A to this Agreement, as may be amended from time to time by Lowenthal and Holdings (by action of the Committee) in writing, subject to, and conditioned upon, approval by Holdings' stockholders and such other approvals as may be necessary. Except to the extent otherwise provided in this Agreement, the Company shall pay Lowenthal the Performance Award Amount in cash or, pursuant to the Oppenheimer Holdings Inc. 2006 Equity Incentive Plan or the Oppenheimer & Co. Inc. Employee Share Plan, stock within five (5) days after the Committee's certification for each award in accordance with Section 3 following the end of each Performance Year, which shall be no later than March 15 of the year following the Performance Year to which the Committee's certification relates.

3. Administration.
The procedures with respect to Performance Awards made under this Agreement shall be administered by the Committee. The Committee shall at all times consist of two or more members and shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule, and the provisions of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full power and authority to grant awards hereunder and to administer and interpret this Agreement and to adopt such rules, regulations and guidelines as it deems necessary or advisable to give effect to the purpose and intent of this Agreement. Prior to payment of any Performance Award payable hereunder with respect to any Performance Year the Committee shall certify as to the degree to which the performance goals underlying the Performance Award have been attained for such Performance Year. Certification by the Committee shall be made by March 10 of each Performance Year.
4. Performance Award Amount Limitation.
In no event may the Performance Award Amount with respect to any Performance Year during the Term exceed $10,000,000.
5. Termination of Employment.
If prior to the end of a Performance Year Lowenthal's employment with the Company or Holdings terminates for any reason (including death or permanent disability) other than the termination of his employment for Cause (as defined below), in lieu of any payments otherwise payable under this Agreement with respect to such Performance Year, Lowenthal or his estate shall be paid, on the later of (x) five (5) days after the Committee's certification in accordance with Section 3 following the end of the Performance Year in which termination occurs or (y) the first business day that is at least six (6) months and one (1) day after the date of termination, the sum of the following: (i) the amount that would be owed to Lowenthal with respect to the Performance Award (other than the portion thereof described in clause (ii)) for such Performance Year (for the avoidance of doubt such amount shall be subject to the actual achievement of performance goals applicable to such Performance Award) multiplied by a fraction, the numerator of which is the number of actual days of the year to the date of such termination and the denominator of which is 365 and (ii) with respect to the portion (if any) of the Performance Award attributable to appreciation in the Market Value of Class A Stock, the amount that would be owed to Lowenthal with respect to the stock appreciation amount using the Market Value of the Class A Stock on such termination date rather than December 31 of the Performance Year; provided, however, that any such payment of a Performance Award Amount shall be subject to the limit set forth in Section 4 and the prior certification of the Committee as set forth in Section 3.
If prior to the end of a Performance Year, Lowenthal's employment is terminated for Cause, his right to receive any payment under this Agreement with respect to such Performance Year shall be forfeited. For purposes of this Agreement, "Cause" means (i) conviction of a felony involving theft or moral turpitude, or (ii) a determination by the Board that Lowenthal has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his duties which results in material economic harm to Holdings or the Company; provided, however, that for purposes of determining whether conduct constitutes willful gross misconduct, no act on Lowenthal's part shall be considered "willful" unless it is done by him in bad faith and without reasonable belief that his action was in the best interests of Holdings and the Company.
6. Deferral Election.
Notwithstanding anything to the contrary herein, to the extent that Lowenthal makes an election in accordance with the terms of the Oppenheimer & Co. Inc. Executive Deferred Compensation Plan (the "Plan") to defer payment of all or a portion of a Performance Award Amount, such deferred portion (together with interest and earnings thereon as determined pursuant to the terms of the Plan) will be paid at the time and in the manner provided under the Plan, provided that such interest-bearing or investment vehicle is based on reasonable rate of interest or on one or more predetermined actual investments (whether or not the Performance Award Amount is actually invested therein) such that the total amount payable to Lowenthal at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment). Although Holdings and the Company do not guarantee the particular tax treatment of a Performance Award granted under the Plan, Performance Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and all Performance Awards shall be interpreted in accordance with Code Section 409A.

7. Effectiveness of Agreement.
This Agreement shall be effective as of the date of May 11, 2015, subject to approval thereof by holders of a majority of the Class B voting stock of Holdings (the "Class B Shares") present and entitled to vote at the 2020 annual meeting of Holdings' stockholders. If this Agreement is not approved by Holdings' stockholders, the Agreement as amended and restated will be null and void and the Prior Agreement will continue in effect in accordance with its terms.
8. Interpretation.
No provision of this Agreement may be altered or waived except in a writing executed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, between Holdings (or any predecessor) and Lowenthal, including the Prior Agreement, which shall be superseded by this Agreement as of the Effective Date, except as otherwise expressly set forth herein. No party shall be bound by any warranties, representations or guarantees, except as specifically set forth in this Agreement. Performance Awards granted under the Plan are intended to comply with the requirements of Code Section 162(m) and the regulations promulgated thereunder applicable to "performance-based" compensation and all Performance Awards shall be interpreted in accordance with such requirements. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included. This Agreement shall be interpreted under the law of the State of New York without giving effect to the conflict of law provisions thereof.
9. Arbitration.
Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement which cannot be resolved by Lowenthal and Holdings shall be determined and settled according to the Commercial Arbitration Rules of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on Holdings and Lowenthal and judgment may be entered on the arbitrator's award in any court having jurisdiction.
10. Entire Agreement.
This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between Holdings (or any predecessor) and Lowenthal, including the Prior Agreement, which shall be superseded by this Agreement as of the Effective Date except as otherwise expressly set forth herein.
11. Assignability.
The respective rights and obligations of Lowenthal and Holdings under this Agreement shall inure to the benefit of and be binding upon the heirs and legal representatives of Lowenthal and the successors and assigns of Holdings.
IN WITNESS WHEREOF, Holdings and Lowenthal have executed this Agreement as of the day and year first above written.

OPPENHEIMER HOLDINGS INC.
BY: /s/ J.J. Alfano
J.J. Alfano, Chief Financial Officer
Name and Title

/s/ A.G. Lowenthal
Albert G. Lowenthal

EXHIBIT A
PERFORMANCE FACTORS
A.    Performance Factors. Performance factors shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following criteria, to the extent permitted under Section 162(m) of the Code:
•    Total return on equity, including after-tax or pre-tax return on stockholder equity;

•	Revenues;

•	Consolidated after-tax profit or pre-tax profit, including, without limitation, as attributable to continuing and/or other operations;

•
Profit margin or operating margin (whether net or gross) or one of the components thereof (to the extent recognized as a distinct component thereof under generally accepted accounting principles ("GAAP"));

•
Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, and goals relating to divestitures, joint ventures and similar transactions;

•
The increase in the Market Value of a share of Class A Stock from the date the Committee establishes the performance goal (or, if later, January 1 of the Performance Year) to December 31 of the Performance Year;

•	The growth in the value of an investment in Class A Stock assuming the reinvestment of dividends, dividend growth or market capitalization;

•	Earnings per share or earnings per share from continuing operations;

•	Return on capital employed, return on invested capital, or return on assets;

•	Operational cash flow or economic value added;

•	Enterprise value or value creation targets;

•
Specified objectives with regard to limiting the level of increase in all or a portion of, Holdings' bank debt or other long-term or short-term public or private debt or other similar financial obligations, or other capital structure improvements, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee;

•	A transaction that results in the sale of stock or assets of Holdings;

•	Earnings before interest, taxes plus amortization and depreciation;

•	Reduction in expenses or cost savings;

•	Any financial metric set forth herein or in the Holdings' financial statements as a percentage of another financial metric;

•	any combination of the above factors.
To the extent permitted under Section 162(m) of the Code, unless the Committee otherwise determines, in its sole discretion, that appropriate adjustment should be made to reflect the impact of an event or occurrence, the Committee shall exclude and disregard the impact of any of the following events or occurrences:

(i)	restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges;

(ii)	an event either not directly related to the operations of the Holdings or not within the reasonable control of Holdings' management; or

(iii)	a change in tax law or accounting standards required by generally accepted accounting principles.
Performance factors may also be based upon the attainment of specified levels of performance under one or more of the measures described above (x) by an affiliate, subsidiary, division, other operational unit, business segment or administrative department of Holdings or (y) by Holdings or any of the foregoing entities relative to the performance of other corporations (or an affiliate, subsidiary, division, other operational unit, business segment or administrative department of another corporation). To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may:

(i)	designate additional business criteria on which the performance criteria may be based; or

(ii)        adjust, modify or amend the aforementioned business criteria.
B.    GAAP. Except as otherwise provided herein, the measures used in the above performance factors shall be determined in accordance with GAAP and in a manner consistent with the methods used in Holdings' regular reports on Forms 10-K and 10-Q.
C.    Deviations from GAAP. To the extent any objective performance factors are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the performance factors are determined.

5